Exhibit 99.3

FOR IMMEDIATE RELEASE

Thursday, August 3, 2006

SMTC Reports Second Quarter Results

Reports Growth in Revenue and Fifth Consecutive Quarter Of Profitability

TORONTO – August 3, 2006 — SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported revenue of $61.1 million and net income of $1.3 million, or $0.09 per share, for the second quarter ended July 2, 2006, compared with revenue of $57.0 million and net income of $0.3 million, or $0.02 per share, for the quarter ended July 3, 2005. In the first quarter of 2006, the Company reported revenue of $59.9 million and net income of $1.0 million, or $0.06 per share.

Gross profit for the second quarter of 2006 was $6.8 million, or 11.2% of revenue, compared with $6.1 million, or 10.1% of revenue, for the previous quarter and $4.7 million, or 8.3% of revenue, for the second quarter of 2005.

“Our second quarter results demonstrate continuing improvement in SMTC’s financial performance as both revenue and earnings grew on a sequential and year over year basis”, stated John Caldwell, President and Chief Executive Officer. “Strengthening revenue resulted from increased orders from both long standing and newer customers while improved margins in part reflect favorable customer and product mix.”

“Our second quarter performance again met our internal targets with positive trending in both top and bottom line results. The Company invested in working capital in the quarter largely due to increased inventory levels to support a strong order book for the third quarter and due to the effect of certain component shortages delaying planned production at the end of the second quarter”, stated Jane Todd, Senior Vice President and Chief Financial Officer.

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“The Company again affirms annual guidance provided at the beginning of the year indicating that 2006 is expected to be a year of growth in both revenues and earnings”, stated John Caldwell. “We expect continuing revenue growth in the last half of the year and increased net income.”

On July 21, 2006, the Company was notified of the approval of a US income tax refund of $2.7 million plus interest relating primarily to fiscal years 1999 and 2000. It is anticipated that the refund will be received in the third quarter of 2006. Separately, on July 31, 2006, redundant land located in Texas was sold for net proceeds of approximately $1 million. Both transactions are expected to be recorded in the third quarter of 2006 and proceeds of approximately $4 million applied to reduce indebtedness.

Expressed in U.S. dollars

About the Company: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with over 1300 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations,

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intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Jane Todd

Senior Vice President Finance and Chief Financial Officer

(905) 479-1810

jane.todd@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended		Six months ended
	July 2, 2006	July 3, 2005	July 2, 2006	July 3, 2005
Revenue	$61,143	$57,036	$121,050	$106,146

Cost of sales	54,308	52,284	108,150	99,393

Gross profit	6,835	4,752	12,900	6,753

Selling, general and administrative expenses,	4,229	3,165	8,141	6,567
Restructuring charges	0	75	0	179

Operating earnings	2,606	1,512	4,759	7

Interest	1,227	1,107	2,391	2,212

Earnings (loss) before income taxes	1,379	405	2,368	$(2,205)

Income tax expense	43	79	81	112

Net earnings (loss)	$1,336	$326	$2,287	$(2,317)

Net earnings (loss) per share:
Basic	$0.09	$0.02	$0.16	$(0.16)
Diluted	$0.09	$0.02	$0.15	$(0.16)

Weighted average number of shares outstanding:
Basic	14,641,333	14,641,333	14,641,333	14,641,333
Diluted	14,909,131	14,641,333	14,872,804	14,641,333

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	July 2, 2006	December 31, 2005
Cash	$—
Accounts receivable	$38,653	$26,899
Inventories	$46,064	33,168
Prepaid expenses	$1,542	1,698

	86,259	61,765

Capital assets	$24,669	25,651
Other assets	$1,465	2,010
Deferred income taxes	$582	619

	$112,975	$90,045

Accounts payable	$39,457	$30,939
Accrued liabilities	$10,569	13,849
Income taxes payable	$1,167	1,203
Current portion of long-term debt	$6,496	4,633
Current portion of capital lease obligations	$679	1,542

	58,368	52,166

Long-term debt	$38,181	23,857
Capital lease obligations		—

Shareholders’ equity	$16,426	14,022

	$112,975	$90,045